Exhibit 10.10
DELEK US HOLDINGS, INC.
2016 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
This Agreement is made as of             , 20     (the “Grant Date”) by and between Delek US Holdings, Inc., a Delaware corporation (the “Company”), and _____ (the “Participant”).
Whereas, pursuant to the Delek US Holdings, Inc. 2016 Long-Term Incentive Plan, as amended (the “Plan”), the Company desires to grant to the Participant, and the Participant desires to accept, an Award of cash-settled Restricted Stock Units with respect to shares of the Company’s common stock, $0.01 par value (the “Common Stock”), upon the terms and conditions set forth in this Agreement and the Plan. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.
Now, therefore, the parties hereto agree as follows:
1.Award. The Company hereby grants to the Participant an Award of cash-settled Restricted Stock Units (the “RSUs”) with respect to _____ shares of Common Stock pursuant to the Plan.
2.RSUs. RSUs constitute an unfunded and unsecured promise of the Company to deliver to the Participant, subject to the satisfaction of the vesting conditions set forth in Section 3 below and the other terms and conditions of this Agreement and the Plan, a cash payment calculated by reference to that number of shares of Common Stock referenced by the RSUs. At all times the Participant shall have the rights of a general unsecured creditor of the Company with respect to the RSUs and shall not have any rights as a stockholder of the Company.
3.Vesting / Forfeiture. Except as otherwise provided herein, the Plan or any other agreement(s) between the Company and the Participant, the RSUs shall vest in full (100%) on the first anniversary of the Grant Date, subject to the Participant’s continuous employment or other service with the Company or its affiliates through each applicable vesting date. The Participant shall forfeit the unvested portion of the RSUs upon the termination of the Participant’s employment or other service with the Company or its affiliates.
4.Cash Settlement / Payment. Any vested RSUs shall be settled in cash paid to the Participant promptly following the vesting date in an amount equal to the product of (a) the number of vested RSUs and (b) the Fair Market Value of the Company’s Common Stock on the vesting date, net of any applicable withholding amounts. The Participant shall have no right to receive any shares of Common Stock upon the vesting and settlement of the RSUs.
5.Dividend Equivalents. The Participant shall be credited with dividend equivalents for any cash dividends paid to all holders of shares of Common Stock in an amount equal to the amount of dividends that would have been paid on the number of shares of Common Stock covered by the RSUs had such shares been outstanding as of the record date applicable to the cash dividend. Such payments shall be treated as a cash deferral which deferral shall be settled in cash upon vesting of the related RSUs, subject to the same terms and conditions as such RSUs.
6.Withholding / Consents. The payment of cash upon settlement of the RSUs is conditioned on the Participant’s satisfaction of any applicable withholding taxes in accordance with the Plan and any other agreement(s) between the Company and the Participant. The Participant’s rights in respect of the RSUs are conditioned on the receipt to the full satisfaction of the Company of any required consents that the Company may determine to be necessary or advisable, including, without limitation, consents to deductions from wages or other arrangements satisfactory to the Company.
7.Nontransferability. The RSUs may not be loaned, pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of the Participant to any party (other than the Company or an affiliate thereof), or assigned or transferred (collectively, “Transferred”) by the Participant other than by will or the laws of descent and distribution or to a beneficiary upon the death of the Participant. Any attempt by the Participant or any other person claiming against, through or under the
Restricted Stock Unit Agreement (Cash-Settled) • Delek US Holdings, Inc. • 2016 Long-Term Incentive Plan •     Page 1 of #NUM_PAGES#

Exhibit 10.10
Participant to cause the RSUs or any part of it to be Transferred in any manner and for any purpose shall be null and void and without effect upon the Company, the Participant or any other person.
8.No Issuance of Common Stock. This is a cash-settled Award. In no event will the Company be obligated to issue or deliver shares of Common Stock pursuant to this Agreement.
9.No Employment or Other Rights. Nothing contained in the Plan or this Agreement shall confer upon the Participant any right with respect to the continuation of his or her employment or other service with the Company or its affiliates or interfere in any way with the right of the Company and its affiliates at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the other terms and conditions of the Participant’s employment or other service.
10.Provisions of the Plan . The provisions of the Plan, the terms of which are incorporated in this Agreement, shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof; provided, that in all events this Award shall be subject to the provisions relating to vesting of the Award upon termination, change in control or other event set forth in any employment agreement, offer letter or similar document between the Company and the Participant, regardless of whether there are inconsistencies between those provisions and the provisions of the Plan or this Agreement. The Participant acknowledges receipt of a copy of the Plan prior to the execution of this Agreement.
11.Miscellaneous. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and, except as otherwise provided in the Plan, may not be modified other than by written instrument executed by the parties.
IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

DELEK US HOLDINGS, INC.
By:
Name:
Title:

PARTICIPANT:
By:
Name:
Title:

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